Exhibit 99.1

McDermott Reports Second Quarter 2019 Financial and Operational Results

$7.3 billion of new awards and book-to-bill ratio of 3.4x

34% sequential-quarter increase in backlog to $21 billion, including a record level of $8.9 billion for offshore/subsea

Strong revenue coverage expected for 2020, with $7.4 billion already in current backlog

Revenue opportunity pipeline remains strong at $90 billion

$1.0 billion total cash availability at end of Q2 2019

Cameron and Freeport LNG projects continue to progress on schedule

Net loss for Q2 2019, reduced guidance for 2019 and update on asset sale processes

Company to Host Conference Call and Webcast Today at 4:00 p.m., Central Time

HOUSTON – July 29, 2019 – McDermott International, Inc. (NYSE: MDR) today reported revenues of $2.1 billion, a net loss of $(146) million, or $(0.80) per diluted share, and an operating loss of $(61) million for the second quarter of 2019.

Excluding a $101 million non-cash loss on the sale of its Alloy Piping Products (APP) business, as well as restructuring, integration and transaction costs of $31 million, as outlined in an accompanying table, McDermott’s adjusted net loss for the second quarter of 2019 was $(14) million, or $($0.07) per diluted share, and its adjusted operating income was $71 million.

David Dickson, President and Chief Executive Officer of McDermott, said: “Although the company reported mixed results for the second quarter of 2019, we are encouraged by the record-setting level of backlog and new awards. We are also pleased with the visibility we have into expected 2020 revenues, of which $7.4 billion was already in backlog as of the end of the second quarter of 2019. This is well above the $4.2 billion of 2019 revenues we had in backlog this time last year. This strong market posture continues to demonstrate the benefits of our combination with CB&I and the opportunities available in a strong market environment. McDermott has booked more than $19 billion of awards since the May 2018 combination with CB&I, demonstrating continued customer confidence and healthy end markets. Importantly, as of the end of the second quarter of 2019, legacy CB&I projects represented only about 14% of the current backlog. All the awards we’ve won since the combination were booked under McDermott’s stringent risk management protocols, which we believe pave the way for us to deliver consistent margin performance through the application of the One McDermott Way in the execution of this backlog. The company continues to remain on schedule executing the Cameron and Freeport LNG projects. The Cameron settlement agreement we signed earlier this month is a testament to the mutually productive relationship we have built with this customer since the combination – and the associated incentives provided a meaningful contribution to our second quarter results.

“This is a year of transition as we position McDermott to fully optimize the benefits of our combination with CB&I and as we steadily advance toward completion of the Cameron and Freeport projects,” added Dickson. “Nevertheless, the company today has updated its guidance for 2019. The reduction in our guidance is due to four main factors: 1) the weaker than expected operating results for the second quarter of 2019; 2) the impact of reduced revenues and higher unallocated operating expenses due to slippage in certain new awards and customer changes to schedule on several projects; 3) changes in our assumptions about the expected performance of legacy CB&I projects in our NCSA operating segment; and 4) a shift from the fourth quarter of 2019 to 2020 in the assumed timing of remaining incentives on the Cameron LNG project. Even so, we expect to see a sharp improvement in the company’s operating income by the fourth quarter of this year, as we build momentum heading into 2020.

“Looking ahead, our revenue opportunity pipeline remains near a historic high and, more specifically, we are seeing steady upward momentum in a number of key areas. For example, in the strategic area of front end engineering design (FEED), our awards through the first half of 2019 are already more than double what we won in all of 2018 – in terms of both man-hours and dollar value – and that’s especially important as FEED work positions us for EPC opportunities. This year we have booked $1.5 billion of EPC work as a result of FEED work that’s been done since the combination. Further, in our Technology business, we are forecasting the number of license sales to increase by 25% this year versus 2018. One of the recent highlights was our selection as the Master Licensor by S-OIL, an affiliate of Saudi Aramco, in support of its ethylene cracker and downstream petrochemicals complex, being developed as a major expansion of S-OIL’s existing refinery in South Korea. Our Technology business gives us unparalleled insight into upcoming EPC opportunities, and we see roughly $40 billion of potential EPC pull-through opportunities in the refining and petrochemical markets over the next five years. We believe the petrochemical market, in particular, is poised for another wave of investment in the next 12 to 24 months, with world ethylene capacity expected to increase by more than 40% between 2019 and 2028.”

Second Quarter 2019 Operating Performance

McDermott’s adjusted operating income in the second quarter of 2019 was $71 million, which included:

•	The benefit of a settlement agreement on the Cameron LNG project, under which $110 million of progress incentives were recognized during the quarter;

•	$38 million on the Freeport LNG project as a result of increased construction and subcontractor costs; and

•

$33 million on the company’s offshore projects for Pemex in the Gulf of Mexico related to disagreements with the customer that have arisen coincident with changes in that company’s leadership team and the country’s political landscape.

	Three months Ended		Delta	Six months Ended		Delta
	June 30, 2019	June 30, 2018	Qtr-on-Qtr	June 30, 2019	June 30, 2018	YTD-on- YTD
	($ in millions, except per share amounts)
Revenues	$2,137	$1,735	$402	$4,348	$2,343	$2,005
Operating (Loss) Income	(61)	49	(110)	(48)	113	(161)
Operating Margin	-2.9%	2.8%	-5.7%	-1.1%	4.8%	-5.9%
Net (Loss) Income	(146)	47	(193)	(216)	82	(298)
Diluted EPS[1]	$(0.80)	0.33	(1.13)	(1.19)	0.68	(1.87)
Total Intangibles Amortization[2]	32	22	10	64	22	42

Adjusted Operating Income (Loss)[3]	71	149	(78)	157	228	(71)
Adjusted Operating Margin[3]	3.3%	8.6%	-5.3%	3.6%	9.7%	-6.1%
Adjusted Net (Loss) Income[3,4]	(14)	40	(54)	(11)	90	(101)
Adjusted Diluted (Loss) Earnings Per Share[1,3,4]	$(0.07)	0.28	(0.36)	(0.06)	0.75	(0.80)
Adjusted EBITDA[3]	112	85	27	276	190	86

Cash Provided by Operating Activities	(205)	398	(603)	(449)	435	(884)
Capital Expenditures	15	24	(9)	33	43	(10)
Free Cash Flow[3]	(220)	374	(594)	(482)	392	(874)

Working Capital[5]	(1,844)	(1,444)	(400)	(1,844)	(1,444)	(400)

[1]

Diluted (Loss) Earnings Per Share and adjusted diluted (loss) earnings per share were calculated using weighted average diluted shares of 182 million and 144 million for the three months ended June 30, 2019 and 2018, respectively, and weighted average diluted shares of 181 million and 120 million for the six months ended June 30, 2019 and 2018, respectively.

[2]

Total intangibles amortization includes the sum of project-related intangibles amortization, other intangibles amortization and amortization of intangible assets resulting from investments in unconsolidated affiliates, all of which are associated with the intangible assets and liabilities acquired in the business combination with CB&I (the “Combination”).

[3]

Adjusted operating (loss) income, adjusted operating margin, adjusted net (loss) income, adjusted diluted (loss) earnings per share and adjusted EBITDA reflect adjustments to Operating Income and Net Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”). The reconciliations of these non-GAAP measures, as well as free cash flow, to the respective most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”

[4]

The calculations of adjusted net (loss) income and adjusted diluted EPS reflect the tax effects of non-GAAP adjustments during each applicable period. In jurisdictions in which we currently do not pay taxes, no tax impact is applied to non-GAAP adjusting items.

[5]

Working capital = (current assets, less cash and cash equivalents, restricted cash and project-related intangibles) – (current liabilities, less current maturities of long-term debt and project-related intangible liabilities).

Asset Sales

During the second quarter of 2019, McDermott completed the sale of the APP business, the distribution and manufacturing arm of its pipe fabrication business. McDermott continues to pursue a sale of the remaining portion of its pipe fabrication business.

We have identified potential buyers for our industrial storage tank business, and sales efforts with respect to that business remain ongoing. In connection with that contemplated sale, we may retain a continuing minority ownership or other economic interest in the business. Our anticipated aggregate net cash proceeds from the pipe fabrication and storage tank transactions are now expected to be lower than the approximately $1 billion we previously estimated. Our ongoing competitive sale process is now expected to result in a closing of the sale of the storage tank business in the fourth quarter of 2019.

Cash and Liquidity

Cash used by operating activities in the second quarter of 2019 was $(205) million. This primarily reflected the company’s net loss and the usage of cash on the Cameron LNG project. Total cash availability was $1.0 billion at June 30, 2019, consisting of $455 million of unrestricted cash and $568 million of availability under McDermott’s revolving credit facility. As of June 30, 2019, McDermott had approximately $1.4 billion of combined availability under its principal letter of credit facilities, uncommitted bilateral credit facilities and surety arrangements. McDermott was in compliance with all financial covenants under its financing arrangements as of June 30, 2019.

Reporting Segment Update

McDermott’s segment reporting is presented as: North, Central and South America, or NCSA; Europe, Africa, Russia and Caspian, or EARC; Middle East and North Africa, or MENA; Asia Pacific, or APAC; and Technology, or TECH. The company also reports results for Corporate. Segment and Corporate results are summarized below.

Segment Financial Highlights	Three months Ended June 30, 2019
	Segment Operating Results
	NCSA		EARC		MENA		APAC		TECH		Corporate	Total
	($ in millions)
New Orders	$800		$2,309		$4,057		$21		$118		$—	$7,306
Backlog[1]	8,123		4,032		6,538		1,289		565		—	20,547
Revenue	1,259		192		399		133		154		—	2,137
Book-to-Bill	0.6	x	12.0	x	10.2	x	0.2	x	0.8	x	—	3.4	x
Operating Income (Loss)	15		4		29		2		35		(146)	(61)
Operating Margin	1.2%		2.1%		7.3%		1.5%		22.7%		—	-2.9%
Adjusted Operating Income (Loss)[2]	117		4		29		2		35		(115)	71
Adjusted Operating Margin[2]	9.3%		2.1%		7.3%		1.5%		22.7%		—	3.3%
Capex	2		0		5		0		0		8	15

Note: All amounts have been rounded to the nearest million. Individual line items may not sum to totals as a result of rounding.

[1]	Our backlog is equal to our Remaining Performance Obligations (RPOs) as determined in accordance with U.S. GAAP.
[2]

Adjusted Operating Income (Loss) and Margin, by segment, are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the appendix entitled “Reconciliation of Segment Non-GAAP to GAAP Financial Measures.”

Product Offering Financial Highlights

	Three months Ended June 30, 2019
	Offshore & Subsea	LNG	Downstream	Power	Total
	($ in millions)
New Orders	$4,423	$2,170	$624	$89	$7,306
Backlog	8,906	6,264	4,889	487	$20,547
Revenue	661	411	740	325	$2,137

North, Central and South America (NCSA)

NCSA reported revenues of $1.3 billion and operating income and margin of $15 million and 1.2%, respectively. Excluding the loss on the sale of the APP business, adjusted operating income and margin for NCSA were $117 million and 9.3%, respectively. Results for the quarter included the benefit of a settlement agreement on the Cameron LNG project, under which $110 million of progress incentives were recognized during the quarter. The results also reflected increased cost estimates on a number of projects, including the $38 million on the Freeport LNG project and $33 million on offshore projects in the Gulf of Mexico.

NCSA achieved significant operational milestones during the second quarter. The first cargo was shipped from Cameron’s Train 1 during the quarter, with substantial completion of Phase 1 expected in the third quarter. Trains 2 and 3 continue to progress on schedule, with the overall project reaching 93% completion (on a cumulative basis) during the quarter. Freeport continues to progress well, reaching 95% completion (on a cumulative basis) for all three trains. Commissioning of Train 1 continued with the introduction of feed gas early in the third quarter. The first cargo shipment is expected in the third quarter. First gas was achieved on the Abkatun project during the second quarter, with first oil achieved in early July and substantial completion expected in the third quarter. The Entergy St. Charles power project was completed and turned over to the owner during the quarter. Additionally, NCSA booked several new awards during the quarter, including the Petrobras Sepia Phase 1 field development in Brazil and the ENI Amoca EPC project in Mexico.

Europe, Africa, Russia and Caspian (EARC)

EARC reported revenues of $192 million and operating income and margin of $4 million and 2.1%, respectively. Key contributors to revenues and operating income were the Total Tyra, Lukoil refinery and Afipsky refinery projects.

As the LNG cycle continues to show momentum, the Mozambique LNG EPC contract was awarded to McDermott’s joint venture with Saipem and Chiyoda after Anadarko reached final investment decision (FID) during the quarter. We believe our execution of this project will continue to demonstrate the company’s ability to deliver comprehensive EPC solutions for world-scale LNG developments. Work on the BP Tortue EPC project commenced during the quarter, with engineering and early procurement activities. The Total Tyra project continued to progress with engineering, procurement and construction, including the delivery of structural steel plates, bulk piping material and electrical equipment. The project reached 38% completion during the quarter. Construction progress continued on the Lukoil refinery project, which reached 25% completion during the quarter.

Middle East and North Africa (MENA)

MENA reported revenues of $399 million and operating income and margin of $29 million and 7.3%, respectively. Key contributors were the Saudi Aramco Safaniya Phases 5 and 6, QP Bul Hanine, ADNOC Crude Flexibility, Sasref and Liwa projects. Operating income was impacted by transitioning from mature backlog to newer contracts.

MENA demonstrated McDermott’s continued strength in the region by booking record-level order intake during the second quarter, resulting in the highest level of backlog ever attained by McDermott in the area. Among the new awards during the quarter were two mega projects for Saudi Aramco located in the Marjan field. Safaniya Phase 5 continued with close-out activities, with substantial completion expected in the third quarter. Safaniya Phase 6 continues to progress, with fabrication of 8 out of 11 decks and 7 out of 10 jackets completed and the achievement of an impressive 8 million man hours without a lost-time incident. The QP Bul Hanine project completed the initial pipelay campaign, with installation continuing through the third quarter.

Asia Pacific (APAC)

APAC reported revenues of $133 million and operating income and margin of $2 million and 1.5%, respectively. Operating income was driven by various active projects and closeout-related savings in Australia and India.

During the second quarter of 2019, APAC made significant operational progress across the region. The first of two offshore campaigns for Reliance KG-D6 was successfully completed using the DLV 2000 to perform its first piggy-back pipelay. The second campaign is expected to commence in the fourth quarter of 2019. The ONGC KG 98/2 project continues to progress well, with preparations for the first offshore season well underway and environmental approvals and nearshore work well advanced. The DB 30 mobilized during the quarter to execute the Pan Malaysia field development project. The Posco International Schwe Phase 2 development is well advanced, with preparations underway for work to commence on the Shwe CRP platform in early 2020.

Technology (TECH)

TECH reported revenues of $154 million and operating income and margin of $35 million and 22.7%, respectively, primarily driven by catalyst shipments, execution progress, earned fees and process performance.

In July 2019, the business strengthened its leadership role in process technology with the acquisition of the assets and intellectual property of Siluria Technologies. The acquisition gives McDermott ownership of a proprietary catalytic process that transforms methane—one of the most abundant, inexpensive and widely available hydrocarbons on earth—into valuable commodity chemicals in an efficient, scalable manner using processes that can be integrated into existing industry infrastructure or placed as modules at locations where stranded methane gas is available such as the Permian. Included in the acquisition was a commercial demonstration-scale unit currently operating at a petrochemical facility in Texas.

Corporate

Corporate expenses include various corporate and other non-operating activities. Corporate expense in the second quarter of 2019 was $146 million, mainly attributable to: selling, general, administrative and other expenses of $52 million; $59 million of unallocated operating costs; $20 million of costs for restructuring and integration; and $11 million of transaction-related costs associated with the ongoing process to sell the company’s non-core storage tank and pipe fabrication businesses.

Revenue Opportunity Pipeline

McDermott’s revenue opportunity pipeline consists of Backlog, Bids & Change Orders Outstanding and Target Projects, which are those projects McDermott expects to be awarded in the market in the next five quarters. McDermott defines Backlog as Remaining Performance Obligations (RPOs) as determined in accordance with GAAP.

At the end of the second quarter of 2019, McDermott’s revenue opportunity pipeline was approximately 90.2 billion, primarily driven by MENA, NCSA and EARC with continuing momentum in the offshore/subsea, downstream and LNG markets.

Revenue Opportunity Pipeline

	As of
	June 30, 2019	Mar 31, 2019	Dec 31, 2018	Sep 30, 2018	Jun 30, 2018
	($ in billions)
Backlog	$20.5	$15.4	$10.9	$11.5	$10.2
Bids & Change Orders Outstanding[1]	15.6	17.7	20.3	20.7	19.0
Targets[2]	54.1	58.0	61.9	48.1	49.3

Total	90.2	91.1	93.1	80.3	78.5

Revenue Opportunity Pipeline by Segment

	As of June 30, 2019
	NCSA	EARC	MENA	APAC	TECH	Total
	($ in billions)
Backlog	$8.1	$4.0	$6.5	$1.3	$0.6	$20.5
Bids & Change Orders Outstanding[1]	1.0	10.7	1.0	2.8	—	$15.6
Targets[2]	14.7	6.2	25.3	6.3	1.6	$54.1

Total	23.8	20.9	32.9	10.4	2.2	90.2

Note: All amounts have been rounded to the nearest tenth of a billion. Individual line items may not sum to totals as a result of rounding.

[1]

There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.

[2]

Target projects are those that McDermott has identified as anticipated to be awarded by customers or prospective customers in the next five quarters through competitive bidding processes and are capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott or at all.

2019 Guidance

The company today has updated its guidance for 2019 driven by four main factors: 1) the weaker than expected operating results for the second quarter of 2019; 2) the impact of reduced revenues and higher unallocated operating expenses due to slippage in certain new awards and customer changes to schedule on several projects; 3) changes in our assumptions about the expected performance of legacy CB&I projects in our NCSA operating segment; and 4) a shift from the fourth quarter of 2019 to 2020 in the assumed timing of remaining incentives on the Cameron LNG project. Full-year guidance assumes a sharp improvement in operating income in the fourth quarter of 2019, as the company builds momentum heading into 2020. (Guidance below is based on the company’s existing portfolio of businesses.)

Full Year 2019 Guidance Revised Q2’19
($ in millions, except per share amounts or as indicated)
Revenues	~$9.5B
Operating Income	~$220
Operating Margin	~2.3%
Net Interest Expense[1]	~$395
Income Tax Expense	~$65
Accretion on Redeemable Preferred Stock	~$15
Dividends on Redeemable Preferred Stock	~$36
Net Loss	~$(310)
Diluted Net Loss, Per Share	~$(1.65)
Diluted Share Count	~188
EBITDA[2]	~$475
Corporate and Other Operating Expense[3]	~$(550)

Adjustment
Restructuring and Integration Costs[4]	~$120
Transaction Costs[5]	~$30
APP Loss on Sale	~$100

Adjusted Earnings Metrics
Adjusted Operating Income[2]	~$470
Adjusted Operating Margin[2]	~4.9%
Adjusted Net Loss[2]	~$(60)
Adjusted Diluted Net Loss Per Share[2]	~$(0.32)
Adjusted EBITDA[2]	~$725

Cash Flow & Other Metrics
Cash used in Operating Activities	~$(495)
Capex	~$145
Free Cash Flow[2]	~$(640)
Cash Interest / DIC Amortization Interest	~$350 / ~$40
Cash Taxes	~$65
Cash, Restricted Cash and Cash Equivalents	~$545
Gross Debt[6]	~$3.8B
Net Working Capital	~$(1.4)B

[1]	Net interest expense is gross interest expense less capitalized interest and interest income.
[2]

The calculations of EBITDA, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted EPS, adjusted EBITDA and free cash flow, which are non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to Forecast GAAP Financial Measures.”

[3]

Corporate and Other Operating Income (expense) represents the operating income (expense) from corporate and non-operating activities, including certain centrally managed initiatives, such as restructuring and integration costs and costs to achieve the Combination Profitability Initiative (CPI), impairments, annual mark-to-market pension adjustments, costs not attributable to a particular reporting segment and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

[4]	Restructuring and integration costs, including costs to achieve the CPI.
[5]	Transaction costs associated with the ongoing process to sell the company’s non-core storage tank and pipe fabrication businesses.
[6]	Ending gross debt excludes debt issuance costs and operating and finance lease obligations.

Conference Call

McDermott has scheduled a conference call and webcast related to its second quarter 2019 results at 4:00 p.m., U.S. Central time, today. Shareholders and other interested parties are invited to listen to the call by visiting www.mcdermott-investors.com or by calling 1-706-634-2259 (Conference ID: 9386389). A presentation of supplemental financial information will be available on McDermott’s Investor Relations site at that time. A replay of the webcast will be available on McDermott’s website for seven days after the call.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally integrated resources include approximately 32,000 employees and engineers, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Non-GAAP Measures

This communication includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations. The forecast non-GAAP measures we have presented in this communication include forecast EBITDA, adjusted operating income (loss), adjusted operating income margin, adjusted net income, adjusted diluted EPS, free cash flow, EBITDA and adjusted EBITDA. We believe these forward-looking financial measures are within reasonable measure.

Non-GAAP measures include adjusted operating income (loss), adjusted operating income margin, adjusted net income, adjusted diluted EPS, free cash flow, EBITDA and adjusted EBITDA, in each case excluding the impacts of certain identified items. The excluded items represent items that our management does not consider to be representative of our normal operations. We believe that these metrics are useful for investors to review, because they provide more consistent measures of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses each of these metrics as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

We define free cash flow as cash flows from operations less capital expenditures. We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance stockholder value, such as making acquisitions or other investments. Our management uses free cash flow for that reason. We define EBITDA as net income plus depreciation and amortization, interest expense, net, provision for income taxes and accretion and dividends on redeemable preferred stock. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions to our operating income, both gains and charges. We have included EBITDA and adjusted EBITDA disclosures in this communication because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. Our presentations of free cash flow, EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider free cash flow, EBITDA and adjusted EBITDA in isolation from, or as substitutes for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables included in this communication.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact actual results of operations of McDermott. These forward-looking statements include, among other things, statements about 2019 guidance, earnings and cashflow into 2020, project milestones and percentage of completion and expected timetables, cost estimates on identified projects, cost recoveries and schedule-based incentives on projects, assessments and beliefs with respect to legacy CB&I projects (including the Cameron and Freeport LNG projects) and the Mozambique LNG project, the market outlook for our various market sectors, backlog, bids and change orders outstanding, target projects and revenue opportunity pipeline, to the extent these may be viewed as indicators of future revenues or profitability, Technology license sales, pull-through opportunities, the contemplated sales of the pipe fabrication and storage tank businesses and the anticipated timing of those transactions, our potential and our beliefs with respect to the benefits of our combination with CB&I. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which McDermott operates or credit or capital markets; the inability of McDermott to execute on contracts in backlog successfully; changes in project design or schedules; the availability of qualified personnel; changes in the terms, scope or timing of contracts; contract cancellations; change orders and other modifications and actions by customers and other business counterparties of McDermott; changes in industry norms; negotiations with third parties with respect to the sale of the pipe fabrication and storage tank businesses; and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission, including McDermott’s annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contact:

Investors & Financial Media

Scott Lamb

Vice President, Investor Relations

+1 832.513.1068

scott.lamb@mcdermott.com

Global Media Relations

Gentry Brann

Senior Vice President, Communications, Marketing and Administration

+1 281 870 5269

Gentry.Brann@McDermott.com

START OF APPENDIX

McDERMOTT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Revenues	$2,137	$1,735	$4,348	$2,343

Costs and Expenses:
Cost of operations	1,949	1,486	3,967	1,962
Project intangibles and inventory-related amortization	10	12	20	12

Total cost of operations	1,959	1,498	3,987	1,974
Research and development expenses	8	5	16	5
Selling, general and administrative expenses	77	75	149	124
Other intangibles amortization	22	10	44	10
Transaction costs	11	37	15	40
Restructuring and integration costs	20	63	89	75
Loss on asset disposals	102	1	103	1

Total expenses	2,199	1,689	4,403	2,229

Income (loss) from investments in unconsolidated affiliates	3	3	12	(1)
Investment in unconsolidated affiliates-related amortization	(2)	—	(5)	—

Operating (loss) income	(61)	49	(48)	113

Other expense:
Interest expense, net	(100)	(72)	(192)	(83)
Other non-operating expense, net	(2)	(16)	(1)	(14)

Total other expense, net	(102)	(88)	(193)	(97)

(Loss) income before provision for income taxes	(163)	(39)	(241)	16

Income tax benefit	(49)	(84)	(70)	(63)

Net (loss) income	(114)	45	(171)	79

Less: Net income (loss) attributable to noncontrolling interests	18	(2)	17	(3)

Net (loss) income attributable to McDermott	$(132)	$47	$(188)	$82

Dividends on redeemable preferred stock	(10)	—	(20)	—
Accretion of redeemable preferred stock	(4)	—	(8)	—

Net (loss) income attributable to common stockholders	(146)	47	(216)	82

Net (loss) income per share attributable to common stockholders
Basic	$(0.80)	$0.33	$(1.19)	$0.68
Diluted	$(0.80)	$0.33	$(1.19)	$0.68

Shares used in the computation of net (loss) income per share
Basic	182	144	181	120
Diluted	182	144	181	120

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(In millions, except per share amounts)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents ($252 and $146 related to variable interest entities (“VIEs”))	$455	$520
Restricted cash and cash equivalents	327	325
Accounts receivable—trade, net ($45 and $29 related to VIEs)	1,002	932
Accounts receivable—other ($61 and $57 related to VIEs)	235	175
Contracts in progress ($167 and $144 related to VIEs)	932	704
Project-related intangible assets, net	94	137
Inventory	42	101
Other current assets ($31 and $24 related to VIEs)	152	139

Total current assets	3,239	3,033

Property, plant and equipment, net	2,054	2,067
Operating lease right-of-use assets	383	—
Accounts receivable—long-term retainages	68	62
Investments in unconsolidated affiliates	446	452
Goodwill	2,704	2,654
Other intangibles, net	948	1,009
Other non-current assets	156	163

Total assets	$9,998	$9,440

Liabilities, Mezzanine Equity and Stockholders’ Equity
Current liabilities:
Revolving credit facility	$379	$—
Short-term borrowing and current maturities of long-term debt	62	30
Current portion of long-term lease obligations	96	8
Accounts payable ($307 and $277 related to VIEs)	1,206	595
Advance billings on contracts ($389 and $717 related to VIEs)	1,438	1,954
Project-related intangible liabilities, net	38	66
Accrued liabilities ($76 and $136 related to VIEs)	1,467	1,564

Total current liabilities	4,686	4,217
Long-term debt	3,388	3,393
Long-term lease obligations	379	66
Deferred income taxes	46	47
Other non-current liabilities	705	664

Total liabilities	9,204	8,387

Commitments and contingencies
Mezzanine equity:
Redeemable preferred stock	257	230
Stockholders’ equity:
Common stock, par value $1.00 per share, authorized 255 shares; issued 185 and 183 shares, respectively	185	183
Capital in excess of par value	3,549	3,539
Accumulated deficit	(2,935)	(2,719)
Accumulated other comprehensive loss	(181)	(107)
Treasury stock, at cost: 3 and 3 shares, respectively	(96)	(96)

Total McDermott Stockholders’ Equity	522	800
Noncontrolling interest	15	23

Total stockholders’ equity	537	823

Total liabilities and stockholders’ equity	$9,998	$9,440

McDERMOTT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2019	2018
	(In millions)
Cash flows from operating activities:
Net (loss) income	$(171)	$79
Non-cash items included in net (loss) income:
Loss on disposal of APP	101	—
Depreciation and amortization	137	80
Debt issuance cost amortization	21	17
Stock-based compensation charges	11	28
Deferred taxes	(1)	(100)
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable	(164)	278
Contracts in progress, net of advance billings on contracts	(745)	(141)
Accounts payable	545	129
Other current and non-current assets	(71)	12
Investments in unconsolidated affiliates	—	1
Other current and non-current liabilities	(112)	52

Total cash (used in) provided by operating activities	(449)	435

Cash flows from investing activities:
CB&I consideration, net of cash of $498 acquired	—	(2,374)
Proceeds from asset disposals, net	83	2
Purchases of property, plant and equipment	(33)	(43)
Advances related to proportionately consolidated consortiums	(234)	(45)
Investments in unconsolidated affiliates	(1)	(3)
Other	—	2

Total cash used in investing activities	(185)	(2,461)

Cash flows from financing activities:
Revolving credit facility borrowings	1,699	—
Revolving credit facility repayments	(1,320)	—
Structured equipment financing	32	—
Proceeds from issuance of long-term debt	—	3,560
Repayment of debt and finance lease obligations	(19)	(515)
Advances related to equity method joint ventures and proportionately consolidated consortiums	190	(42)
Debt and letter of credit issuance costs	—	(208)
Debt extinguishment costs	—	(10)
Repurchase of common stock	(4)	(14)
Distribution to joint venture member	(5)	—

Total cash provided by financing activities	573	2,771

Effects of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(15)
Net (decrease) increase in cash, cash equivalents and restricted cash	(63)	730
Cash, cash equivalents and restricted cash at beginning of period	845	408

Cash, cash equivalents and restricted cash at end of period	$782	$1,138

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three months Ended June 30		Six months Ended June 30
	2019	2018	2019	2018
	($ in millions, except share and per share amounts)
Net (loss) income attributable to McDermott	$(132)	$47	$(188)	$82
Dividends on redeemable preferred stock	(10)	—	(20)	—
Accretion of redeemable preferred stock	(4)	—	(8)	—

Net (loss) income attributable to common stockholders	$(146)	$47	$(216)	$82

Weighted average common stock (basic)	182	144	181	120

Weighted average common stock (diluted)	182	144	181	120

Net (loss) income per share attributable to common stockholders
Basic:	$(0.80)	$0.33	$(1.19)	$0.68
Diluted:	$(0.80)	$0.33	$(1.19)	$0.68

SUPPLEMENTARY DATA

	Three months Ended Jun 30		Six months Ended Jun 30
	2019	2018	2019	2018
	($ in millions)
Depreciation & amortization	$61	$57	$137	$80
Capital expenditures	15	24	33	43
Backlog	20,547	10,186	20,547	10,186

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile certain Non-GAAP financial measures used in this press release to comparable GAAP financial measures. Additional reconciliations are provided in the accompanying tables.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF SEGMENT NON-GAAP TO GAAP FINANCIAL MEASURES

	Three months Ended June 30, 2019
	Segment Operating Results
	NCSA	EARC	MENA	APAC	TECH	Corporate	Total
	($ in millions)
Revenues	$1,259	$192	$399	$133	$154	—	$2,137
GAAP Operating Income (Loss)	15	4	29	2	35	(146)	(61)
GAAP Operating Margin	1.2%	2.1%	7.3%	1.5%	22.7%	—	-2.9%
Adjustments
Restructuring, Integration & Transaction Costs[1]	1	—	—	—	—	31	31
Loss on disposal of APP	101	—	—	—	—	—	101

Total Non-GAAP Adjustments	102	—	—	—	—	31	132

Non-GAAP Operating Income (Loss)	$117	$4	$29	$2	$35	$(115)	$71

Non-GAAP Adjusted Operating Margin	9.3%	2.1%	7.3%	1.5%	22.7%	—	3.3%

Note: Individual line items may not sum to totals as a result of rounding.

[1]

Restructuring and integration costs of $20 million, which included costs to implement our CPI program, change in control, severance, professional fees and settlement of litigation – as well as $11 million of transaction costs associated with the ongoing process to sell the company’s non-core storage tank and pipe fabrication businesses during the three months ended June 30, 2019.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

	Three months Ended		Six months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
	($ in millions, except share and per share amounts)
GAAP Net (Loss) Income Attributable to Common Stockholders	$(146)	$47	$(216)	$82

Less: Adjustments
Transaction costs[1]	11	37	15	40
Restructuring and integration costs[2]	20	63	89	75
Debt extinguishment costs[3]	—	14	—	14
Tax benefit on intercompany transfer of IP4	—	(117)	—	(117)
Loss on sale of APP[5]	101	—	101	—

Total Non-GAAP Adjustments	132	(3)	205	12
Tax Effect of Non-GAAP Gains and/or Charges[6]	—	(4)	—	(4)

Total Non-GAAP Adjustments (After Tax)	132	(7)	205	8

Non-GAAP Adjusted Net (Loss) Income Attributable to Common Stockholders	$(14)	$40	$(11)	$90

GAAP Operating (Loss) Income	$(61)	$49	$(48)	$113
Non-GAAP Adjustments[7]	132	100	205	115

Non-GAAP Adjusted Operating Income	$71	$149	$157	$228

Non-GAAP Adjusted Operating Margin	3.3%	8.6%	3.6%	9.7%
GAAP Diluted (Loss) Earnings Per Share	$(0.80)	$0.33	$(1.19)	$0.68
Non-GAAP Adjustments	0.73	(0.05)	1.13	0.07

Non-GAAP Adjusted (Loss) Earnings Per Share	$(0.07)	$0.28	$(0.06)	$0.75

Shares used in computation of (loss) income per share:
Basic	182	144	181	120
Diluted	182	144	181	120
Net (Loss) Income Attributable to Common Stockholders	$(146)	$47	$(216)	$82
Depreciation and Amortization	61	57	137	80
Interest Expense, Net	100	72	192	83
Provision for Income Taxes	(49)	(84)	(70)	(63)
Accretion and Dividends on redeemable preferred stock	14	—	28	—

EBITDA[8]	(20)	92	71	182
Non-GAAP Adjustments	132	(7)	205	8

Adjusted EBITDA[8]	$112	$85	$276	$190

Cash flows from operating activities	$(205)	$398	$(449)	$435
Capital expenditures	(15)	(24)	(33)	(43)

Free cash flow	$(220)	$374	$(482)	$392

GAAP Revenues	$2,137	$1,735	$4,348	$2,343

Note: Individual line items may not sum to totals as a result of rounding.

[1]

Transaction costs in Q2 2019 were associated with the ongoing process to sell our non-core storage tank and pipe fabrication businesses. Transaction costs in Q2 2018 were associated with the Combination.

[2]	Restructuring and integration costs, including costs to achieve the CPI.

[3]

As part of financing of the combination and the establishment of new capital structure, we recognized expense during the second quarter of 2018 for prepayment of our prior credit facility and senior secured notes, including a make-whole premium and the accelerated write-off of debt issuance costs.

[4]	Tax benefit resulting from the internal transfer of certain intellectual property rights during the second quarter of 2018 in conjunction with the combination.
[5]	We recognized a $101 million loss on the APP asset disposal in our Statement of Operations during Q2 2019.
[6]

The adjustments to GAAP Net Income (Loss) have been income tax effected when included in net income based upon the respective tax jurisdictions the adjustments were incurred in. No income tax effect has been taken on Non-GAAP charges incurred in the United States, where we do not expect to receive income tax benefits.

[7]

Includes the non-GAAP adjustments described in footnotes 1, 2 and 5 above. Adjustments to operating income do not include non-GAAP adjustments described in footnotes 3 and 4 above, as those items are not included in the computation of operating income.

[8]

We define EBITDA as net income plus depreciation and amortization, interest expense, net, provision for income taxes and accretion and dividends on redeemable preferred stock. We define adjusted EBITDA as EBITDA adjusted to exclude significant, non-recurring transactions, both gains and charges, to our operating income as described in footnotes 1 through 6 above. We have included EBITDA and adjusted EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry and because adjusted EBITDA provides a consistent measure of EBITDA relating to our underlying business. Our management also uses EBITDA and adjusted EBITDA to monitor and compare the financial performance of our operations. EBITDA and adjusted EBITDA do not give effect to the cash that we must use to service our debt or pay our income taxes, and thus do not reflect the funds actually available for capital expenditures, dividends or various other purposes. In addition, our presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider EBITDA or adjusted EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

	Full Year 2019 Guidance Revised Q2’19
	($ in millions, except per share amounts or as indicated)
Revenues	~$	9.5B

Operating Income	~$	220
Operating Margin		~2.3%
Restructuring, integration & transaction costs	~$	150
Loss on Sale of APP	~$	100

Total Non-GAAP Adjustments	~$	250

Adjusted Operating Income	~$	470

Adjusted Operating Margin		~4.9%
Net Loss	~$	(310)
Total Non-GAAP Adjustments	~$	250
Tax Impact of Adjustments	~$	—

Adjusted Net Loss	~$	(60)

Diluted Share Count		~188

Adjusted Diluted Loss Per Share	~$	(0.32)

Cash Flows from Operating Activities	~$	(495)
Capital Expenditures	~$	145

Free Cash Flow	~$	(640)

GAAP Net Income (Loss) Attributable to Common Stockholders	~$	(310)
Add:
Depreciation and amortization	~$	274
Interest expense, net	~$	395
Provision for taxes	~$	65
Accretion on Redeemable Preferred Stock	~$	15
Dividends on Redeemable Preferred Stock	~$	36

EBITDA	~$	475

Restructuring, integration & transaction costs	~$	150
APP Loss on Sale	~$	100

Adjusted EBITDA	~$	725